I-Minerals Inc. Suite 880 - 580 Hornby Street Vancouver, BC, V6C 3B6 Phone: 604.303.6573 Fax: 604.684.0642 Email: info@imineralsinc.com

I-Minerals Provides Update on Hoodoo Resources and Brent Thomson Family Trust Complaint

Vancouver, B.C. – May 19, 2015 - I-Minerals Inc. (TSX.V: IMA; OTCQX: IMAHF) (“I-Minerals” or the “Company”) announces, further to its press releases of March 20, 2014, July 3, 2014, and October 8, 2014, that the complaint filed against the Company by Hoodoo Resources, LLC, and the Brent Thomson Family Trust (collectively, "the Plaintiffs") was voluntarily amended by the Plaintiffs on May 8, 2015.  By this voluntary amendment, the Plaintiffs have withdrawn all claims of fraud and conspiracy against the Company.  The Plaintiffs have also dismissed with prejudice director Barry Girling from the lawsuit.  The only causes of action remaining against the Company are based upon an alleged breach of the August 10, 2002 agreement, as amended, between the Company and IIM (the “IIM Agreement”).

I-Minerals also announces that it has filed a Counterclaim against the Plaintiffs seeking damages, in part, for tortious interference with contract and tortious interference with prospective economic advantage.  The Counterclaim asserts that the Company never breached the IIM Agreement and fully complied with its obligations under the IIM Agreement.  The Counterclaim further asserts that the Plaintiffs violated the terms of the IIM Agreement by filing the lawsuit.

Management of I-Minerals has steadfastly maintained that there is no merit to any of the allegations made by Plaintiffs, including the remaining claims for breach of contract.  Plaintiffs’ most recent withdrawal of numerous claims against the Company supports and vindicates management’s position.  Management’s position is also supported by a number of Court Orders and actions taken by the Plaintiffs that have steadily reduced and narrowed Plaintiffs’ claims against the Company.

Plaintiffs initially filed a complaint in the United States District Court, District of Idaho, on March 4, 2014 (the “Federal lawsuit”), that asserted ten separate causes of action against the Company and its former and current officers and directors based upon allegations of breach of the IIM Agreement, fraud, securities laws violations, and breach of fiduciary duties.  Subsequent to I-Minerals filing a Motion to Dismiss, on June 6, 2014, the Plaintiffs voluntary dismissed the Federal lawsuit.

The Plaintiffs then filed a third-party complaint against the Company in response to an action that was commenced in January 2014 by BV Natural Resources, LLC, against the Plaintiffs revolving around the control, management, and authority of and over IIM, which action was filed in the District Court of the Fourth Judicial District of the State of Idaho, in and for Ada County (the “Ada County lawsuit”).  The claims against the Company in the Ada County lawsuit alleged breach of the IIM Agreement, conspiracy and fraud; thus, the Plaintiffs voluntarily withdrew their securities and breach of fiduciary duty claims.

While the Ada County lawsuit was pending, the Company moved for summary judgment on all breach of contract claims.  The Plaintiffs disputed the Company’s Motion for Summary Judgment, in part, based upon a Supplemental and Second Supplemental Affidavit of a representative of one of the Plaintiffs (the “Plaintiffs’ Affidavits”).  The Court partially granted I-Minerals’ Motion for Summary Judgment, but allowed some breach of contract claims to continue.

Upon Motion by the Company and its director Barry Girling, the claims against the Company in the Ada County lawsuit were severed and transferred to Latah County, Idaho.  Since the transfer of the lawsuit to Latah County, the Company has become aware of evidence supporting our view that the testimony in the Plaintiffs’ Affidavits was false, and the Company has filed a Motion for Sanctions against the Plaintiffs and their counsel, which is currently pending.

Concurrently with the Company’s Motion for Sanctions, the Plaintiffs withdrew their conspiracy and fraud causes of action against I-Minerals, which were based in part on the purportedly false claims in the Plaintiffs’ Affidavits, and dismissed director Barry Girling from the lawsuit with prejudice.   The Latah Court also ordered the parties to take part in mediation to attempt to settle the case, which will be held on May 28, 2015.  Thus, the only causes of action remaining in the lawsuit against the Company are based upon alleged breach of the IIM Agreement, which causes of action primarily allege that the Company failed to complete certain deliverables required by the agreement and failed to provide certain information due to IIM under the terms of the agreement.

Consistent with its position on all prior causes of actions, the majority of which have been dropped or otherwise dismissed, I-Minerals continues to deny any breach of contract and is taking all appropriate actions to defend its rights.  Particularly with respect to the deliverables allegations, the Company notes it delivered a feasibility study by SRK Consultants of Denver, CO on the WBL Tailings project and State of Idaho permitting that allowed campaign production from the WBL Tailings project.  Both of these documents were reviewed by the TSX Venture Exchange and accepted for filing, allowing for the issuance of the final tranche of shares to IIM in February 2013.  Campaign production has taken place on the WBL Tailings – an action that could not occur without the requisite approval, which obviously requires a permit.

“With all causes of action other than breach of contract now withdrawn or otherwise dismissed, our legal team at Eberle Berlin has done an excellent job of getting the majority of the empty allegations dismissed,” stated Thomas Conway, President and CEO of I-Minerals.  “We are not yet ‘out of the woods’ but we are confident we will persevere on the breach of contract claims just as we did on all prior  claims that have since been dropped from the action.    While we have maintained from the beginning this action is completely without merit, it has nonetheless proven to be a material draw on our resources and through our counterclaim we hope to recover these costs in addition to damages.   In spite of these challenges, we are moving the second deposit, Bovill Kaolin, through feasibility and into production in as timely a fashion as possible given the circumstances.”

About I-Minerals Inc.

I-Minerals is developing multiple deposits of high purity, high value halloysite, quartz, potassium feldspar and kaolin at its strategically located Helmer-Bovill property in north central Idaho.  A 2014 Prefeasibility Study on the Bovill Kaolin Deposit completed by SRK Consulting (USA) Inc. highlights the potential of the Helmer-Bovill property’s Bovill Kaolin deposit: after tax NPV6 of $212 million; 30.5% IRR; 3 year payback and $72.7 million initial CAPEX; $84 million CAPEX including life of mine sustaining capital over a 25 year mine life.  Ongoing development work is focused on moving the project towards production.

I-Minerals Inc.

Per:  “Thomas M. Conway”

Thomas M. Conway,
President & CEO

Contact:	Barry Girling	Paul J. Searle, Investor Relations
	877-303-6573 or 604-303-6573 ext. 102	877-303-6573 or 604-303-6573 ext. 113
	Email: info@imineralsinc.com Or visit our website at www.imineralsinc.com	Email: psearle@imineralsinc.com

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

This News Release includes certain "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Without limitation, statements regarding potential mineralization and resources, exploration results, and future plans and objectives of the Company are forward looking statements that involve various risks. Actual results could differ materially from those projected as a result of the following factors, among others: changes in the world wide price of mineral market conditions, risks inherent in mineral exploration, risk associated with development, construction and mining operations, the uncertainty of future profitability and uncertainty of access to additional capital.